AGREEMENT

      THIS AGREEMENT ("Agreement") is entered into and is effective as of December 7, 2007, by and between Universal Travel Group, a Nevada corporation ("UTVG") and James Treacy, an individual resident in the State of New Jersey ("Treacy").

                              Preliminary Statement

      UTVG desires to retain Mr. Treacy, and Mr. Treacy is willing to serve, as a member of the Board of Directors of UTVG on the terms and subject to the conditions set forth in this agreement.

      NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, UTVG and Mr. Treacy hereby agree as follows:

      1. Appointment. Mr. Treacy has agreed to serve as a member of the Board of Directors of UTVG, effective as of the date of his election to the Board by the current Members of the Board of Directors. Appointment or election of Mr. Treacy to any committees of the Board shall only be made upon the receipt of Mr. Treacy's prior written consent.

      Mr. Treacy's appointment to the Board will be announced to the public in a press release. The timing and wording of such release shall be approved by both UTVG and Mr. Treacy.

      2. Compensation. For the duties and services to be performed by him under this agreement, UTVG will pay to Mr. Treacy, and Mr. Treacy agrees to accept, the compensation described below in this Section 2.

      a. Directors' Fees. UTVG will pay Mr. Treacy a director's fee of $20,000 per annum, payable in equal monthly installments commencing December 2007. This fee represents a retainer for services rendered as a member of its Board of Directors, and is in addition to any fees to which Mr. Treacy may be entitled under guidelines and rules established by UTVG from time to time for compensating non-employee directors for serving on, and attending meetings of, committees of its Board of Directors and the boards of directors of its subsidiaries.

      b. Equity Component. In addition to the cash fee(s) described in subsection (a), on the date of his election to the Board of Directors UTVG will grant Mr. Treacy options to purchase 100,000 shares of UTVG common stock. The exercise price of these options will be the closing sales price of a share of UTVG common stock on the OTC Bulletin Board on the date of his election to the Board of Directors. Options to purchase 33,333 shares may be exercised immediately; options to purchase an additional 33,333 shares may be exercised commencing November 1, 2008, and options to purchase the remaining 33,334 shares may be exercised commencing November 1, 2009, provided that in the case of the options to vest in 2008 and 2009 Mr. Treacy is still a director of or otherwise engaged by UTVG. The options will be granted under UTVG's stock option plan, and will be subject to the terms and conditions of that plan. Subject to the foregoing vesting provisions and the terms and conditions set forth in the plan, the options may be exercised until November 1, 2017, except as otherwise provided in the plan.

      3. Expenses. UTVG will reimburse Mr. Treacy for reasonable expenses incurred by him in furtherance of his performance of duties hereunder, provided that such expenses are substantiated in accordance with UTVG policies applicable to members of its Board of Directors.

      4. Fringe and Medical Benefits. Mr. Treacy may participate in any of UTVG's medical, dental and other benefit programs as are available to non-employee members of its Board.

      5. Term and Termination.

      a. General. The term of this Agreement will commence as of the date the Board of Directors appoints Mr. Treacy a director of UTVG and will remain in effect as long as Mr. Treacy continues to serve as a non-employee director of UTVG. UTVG has no obligation to cause the nomination or recommend the election of Mr. Treacy to the Board for any period of time in the future. Upon the termination of Mr. Treacy's tenure as a member of the Board, UTVG will promptly pay to Mr. Treacy, or to his estate if his service is terminated upon his death, all fees accrued for services rendered as a member of the Board and committees thereof and expense reimbursements due as of the date of termination.

      b. Continuation of Health Benefits. To the extent that health insurance benefits are provided to Mr. Treacy under Section 4 of this Agreement at the time Mr. Treacy's tenure as a member of the Board terminates, other than as a result of his voluntary resignation, for a period of six-months immediately after termination, UTVG will maintain in effect, and pay the cost associated with, health insurance for Mr. Treacy with the same coverage provided him prior to termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to termination

      6. Indemnification. UTVG shall indemnify Mr. Treacy, as a director of UTVG, to the maximum extent permitted under applicable law against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by Mr. Treacy in connection with the defense or disposition of any civil, criminal, administrative or investigative action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while an officer or director of UTVG. Expenses (including attorney's fees) incurred by Mr. Treacy in defending any such action, suit or other proceeding shall be paid by UTVG in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of him to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by UTVG. The right of indemnification provided herein


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

shall not be exclusive of or affect any other rights to which Mr. Treacy may be entitled. The provisions hereof shall survive expiration or termination of this Agreement for any reason whatsoever. In the event of any conflict between the provisions hereof and the indemnification provisions contained in UTVG's articles of incorporation or bylaws, or in any agreement between UTVG and Mr. Treacy with respect to indemnification, unless he has explicitly agreed otherwise, Mr. Treacy will be given the benefit of the provisions more favorable to him.

      7. Liability Insurance. UTVG currently maintains liability insurance provided by a recognized carrier covering members of its Board with a face amount of no less than $3,000,000 and deductibles of no more than $150,000. UTVG is in the process of increasing the face amount of its Board's liability insurance to no less than $5,000,000 and will exercise commercially reasonable efforts to effectuate such increase as soon as reasonably practical. UTVG will maintain in effect at all times while Mr. Treacy continues to serve as a member of the Board liability insurance provided by a recognized carrier covering members of its Board with a face amount of no less than $3,000,000 and deductibles of no more than $150,000, provided that once the face amount of its current policy has been increased to $5,000,000 UTVG will maintain the face amount of its liability insurance at no less than such amount.

      8. Non-Exclusive. Nothing in this agreement will prevent Mr. Treacy (1) from serving as an employee, officer or director of any other company, provided that such performance is consistent with Mr. Treacy's duty of loyalty to UTVG,
(2) from serving on voluntary, community service committees and boards, and (3) from owning shares representing less than 5% of the outstanding equity securities of a company that is a competitor of UTVG. Mr. Treacy will comply with and be bound by UTVG's policies, procedures and practices applicable to members of its Board of Directors from time to time in effect during the term of this agreement.

      9. Conflicts. Mr. Treacy represents that his performance of this agreement will not conflict with or breach any other agreement to which he is a party or may be bound. Mr. Treacy has not, and will not during the term of this agreement, enter into any oral or written agreement in conflict with any of the provisions of this agreement. Mr. Treacy represents and warrants that he is not bound by any agreements which prohibit or restrict him from: (a) competing with, or in any way participating in a business that competes with, any former employer or business of any former employer to the extent that Mr. Treacy's performance of his duties under this agreement would be deemed to constitute such competition; (b) soliciting personnel of a former employer or business to leave such former employer's employment or to leave such business; or (c) soliciting customers, suppliers, financing sources or other entities having a substantial relationship with a former employer or business.

      10. Representations and Warranties of UTVG. UTVG has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2007 (the foregoing materials being collectively referred to herein as the "SEC Reports") on a timely basis or has


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

received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of UTVG included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of UTVG and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

      There is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, pending or threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal, which could have an adverse effect on the business of UTVG; nor are there any facts known to UTVG which could reasonably be expected to give rise to a claim, action, suit, proceeding, arbitration, investigation or hearing, which could have an adverse effect upon the business of UTVG.

      11. Governing Law. This agreement will be governed by, and construed in accordance with the laws of the State of New York, without regard to choice-of-law principles, as if made and to be performed solely in New York.

      12. Notices. All notices or other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

      If to Mr. Treacy, to:    76 Concord Avenue
                               Glen Rock, New Jersey

      If to UTVG, to:          1330 Ave. of the Americas, 21st Floor
                               New York, NY 10019
                               Attention: President

      with a copy to:          Eaton & Van Winkle
                               3 Park Avenue
                               New York, New York 10016
                               Attn: Vincent J. McGill, Esq.


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

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest written direction from such party.

      13. Entire Agreement. This agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings, including any and all prior agreements between Mr. Treacy and UTVG, with respect to the subject matter hereof.

      14. Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

      15. Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      16. Amendments. No modification, waiver, amendment, discharge or change of this agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

      17. Severability. If any portion of any provision of this agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision or portion of such provisions of this agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

                    (Signatures appear on the following page)


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

           [Signature page to Agreement between UTVG and James Treacy]

The parties, by signing below, agree to the terms and conditions set forth in this agreement.

                                    UNIVERSAL TRAVEL GROUP


/s/ James Treacy                    By: /s/ Jiangping Jiang
-------------------                     ----------------------------------------
    James Treacy                    Name:   Jiangping Jiang
                                    Title:  Chairman and Chief Executive Officer


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